1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGP INGREDIENTS RAISES FY 2004 EARNINGS GUIDANCE; ANNOUNCES NEW PROJECT TO IMPROVE SPECIALTY INGREDIENT PRODUCTION CAPABILITIES

         ATCHISON, Kan., January 20, 2004—MGP Ingredients, Inc. (MGPI/Nasdaq) today raised its earnings guidance for fiscal 2004 from a target range of 35 cents to 40 cents per share to a range of $1.00 to $1.10 per share. The company’s fiscal year ends June 30.

         The company also announced that its Board of Directors has recently approved a $900,000 expenditure to further increase specialty wheat starch production capabilities at MGPI’s Atchison plant. This new project is in addition to a series of similar projects amounting to approximately $2 million that the board approved in late December, 2003. Both the new and previously approved projects are expected to be completed by this April and will involve the installation of additional starch processing equipment at the company’s Pekin, Ill., plant and additional starch and wheat protein processing equipment at the Atchison facility.

         Ladd Seaberg, president and chief executive officer, said the expanded earnings guidance “is primarily based on the increasingly stronger than anticipated sales of specialty ingredients that were experienced in the first six months of fiscal 2004 and our expectation that demand for these ingredients will continue to grow during the second half of the year.”

         “Demand for our specialty ingredients continues to strengthen,” said Mike Trautschold, executive vice president of marketing and sales. “This is especially the case with our Arise line of wheat protein isolates and our new FiberStar™ 70 resistant wheat starch which we have developed for use in food applications, particularly bakery and related applications, including low-carbohydrate, high-protein products,” Trautschold noted. “Our Wheatex™ line of textured wheat proteins that has been developed primarily for use in meat analogs and meat extension applications also is enjoying steady growth, and sales of our Polytriticum™ resins which are used in the manufacture of pet chews and environmentally-friendly bio-based products remains quite healthy,” he added.

         Financial results for the company’s second quarter, which ended Dec. 31, are expected to be released following the close of the market on Feb. 4. The company plans to hold a conference call to discuss the results at 1 p.m. central time on Feb. 5. To listen to the call, interested parties may dial 888-417-2310, or log onto the company’s website at www.mgpingredients.com.

         Seaberg noted that actual results could differ from the company’s forward-looking earnings guidance as a result of various factors, including energy and grain cost fluctuations, inability to complete the capacity improvement projects in accordance with plan, increased competition with the company’s products, and/or changes in market prices.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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